As filed with the Securities and Exchange Commission on June 11, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

VELO3D, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1556965
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2710 Lakeview Court

Fremont, California 94538

(Address of Principal Executive Offices) (Zip Code)

VELO3D, INC. 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Nancy Krystal

Velo3D, Inc.

2710 Lakeview Court

Fremont, California 94538

(Name and address of agent for service)

(408) 610-3915

(Telephone number, including area code, of agent for service)

Copies to:

Thomas M. Rose

Nicole A. Edmonds

Alexander T. Yarbrough

Troutman Pepper Locke LLP

111 Huntington Avenue, 9th Floor

Boston, Massachusetts 02199

(617) 239-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Velo3D, Inc., a Delaware corporation (the “Company”), is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register an additional (i) 2,860,000 shares (the “Amendment Shares”) of common stock, par value $0.00001 per share, of the Company (“Shares”), available for issuance under the Velo3D, Inc. 2021 Equity Incentive Plan (the “2021 EIP” and as amended to include the Amendment Shares, the “Plan Amendment”) and (ii) 1,430,000 Shares to allow for the recycling of Shares back into the 2021 EIP in connection with Share withholding or expirations, cancellations, forfeitures or similar events with respect to 2021 EIP awards.

On April 27, 2026, the Company filed with the SEC a definitive proxy statement on Schedule 14A that included a proposal to approve the Plan Amendment. The Plan Amendment was approved by the Company’s stockholders on June 10, 2026.

In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Company’s prior registration statements on Form S-8 filed with the SEC on December 6, 2021 (Registration No. 333-261508) (including the reoffer prospectus contained therein), March 28, 2022 (Registration No. 333-263895), March 20, 2023 (Registration No. 333-270695), April 3, 2024 (Registration No. 333-278497) (including the post-effective amendment thereto), April 7, 2025 (Registration No. 333-286429) and April 3, 2026 (Registration No. 333-294866), except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026;

(b) the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2026;

(c) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026;

(d) the Company’s Current Reports on Form 8-K filed with the SEC on February 20, 2026 (as amended by Amendment No. 1 to Form 8-K/A filed with the SEC on April 27, 2026), March 6, 2026, March 24, 2026 (other than the information furnished under Item 2.02 of Form 8-K and exhibits furnished on such form that are related to such item), April 7, 2026, April 27, 2026 (other than the information furnished under Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such item), and May 15, 2026; and

(e) the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on August 18, 2025, including any amendments or reports filed for the purpose of updating such description.

The Company also incorporates by reference any future filings (other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) that are filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and will become part of this Registration Statement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this Registration Statement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document the Company previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the registrant’s certificate of incorporation (as amended, the “Certificate of Incorporation”), contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director or officer, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the registrant or its stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the Delaware General Corporation Law (regarding liability of directors for unlawful dividends and stock purchases); or
●	any transaction from which the director or officer derived an improper personal benefit.

In addition, the exculpation provision of the Certificate of Incorporation would not shield officers from liability for claims brought by or in the right of the corporation, such as derivative claims.

As permitted by the Delaware General Corporation Law, the registrant’s second amended and restated bylaws (the “Bylaws”) provide that:

●	the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
●	the registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
●	the rights conferred in the Bylaws are not exclusive.

The registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought. The indemnification provisions in the registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities arising under the Securities Act.

The registrant has directors’ and officers’ liability insurance for securities matters.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Certificate of Incorporation of Velo3D Inc.	8-K	001-39757	3.1	October 5, 2021

4.2	Certificate of Amendment to the Certificate of Incorporation of Velo3D, Inc.	8-K	001-39757	3.1	June 9, 2023

4.3	Certificate of Amendment to the Certificate of Incorporation of Velo3D, Inc.	8-K	001-39757	3.1	June 12, 2024

4.4	Certificate of Amendment to the Certificate of Incorporation of Velo3D, Inc.	8-K	001-39757	3.1	July 2, 2025

4.5	Certificate of Amendment to the Certificate of Incorporation of Velo3D, Inc.	8-K	001-39757	3.1	July 25, 2025

4.6	Second Amended and Restated Bylaws of Velo3D, Inc.	8-K	001-39757	3.1	December 26, 2024

5.1	Opinion of Troutman Pepper Locke LLP					X

23.1	Consent of Frank, Rimerman + Co. LLP, independent registered public accounting firm					X

23.2	Consent of Troutman Pepper Locke LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page of this Registration Statement)					X

99.1	2021 Equity Incentive Plan					X

99.2	Form of Option Award Agreement	8-K	001-39757	10.6	October 5, 2021

99.3	Form of RSU Award Agreement	8-K	001-39757	10.7	October 5, 2021

99.4	Form of Rollover Option Award Agreement	8-K	001-39757	10.8	October 5, 2021

99.5	Form of Restricted Stock Award Agreement	8-K	001-39757	10.9	October 5, 2021

99.6	Form of Stock Appreciation Right Award Agreement	8-K	001-39757	10.10	October 5, 2021

99.7	Form of Stock Bonus Award Agreement	8-K	001-39757	10.11	October 5, 2021

99.8	Form of Performance Shares Award Agreement	8-K	001-39757	10.12	October 5, 2021

107	Filing Fee Table					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on June 11, 2026.

Velo3D, Inc.

By:	/s/ Arun Jeldi
Name:	Arun Jeldi
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy Krystal and James Suva, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution and full power to act, for him or her in any and all capacities, to prepare, execute and deliver any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated on June 11, 2026.

Signature	Title

/s/ Arun Jeldi	Chief Executive Officer and Director
Arun Jeldi	(Principal Executive Officer)

/s/ James Suva	Chief Financial Officer
James Suva	(Principal Financial and Accounting Officer)

/s/ Adrian Keppler	Director
Adrian Keppler

/s/ Stefan Krause	Director
Stefan Krause

/s/ Jason Lloyd	Director
Jason Lloyd

/s/ Lily Mei	Director
Lily Mei